Exhibit 5.1

LEGAL OPINION LETTER

newcleo Ltd 55 South Audley Street London W1K 2QH	CMS Cameron McKenna Nabarro Olswang LLP Cannon Place 78 Cannon Street London EC4N 6AF T +44 20 7367 3000 cms.law

Our ref PABC/

24 July 2026

Dear Sirs

Legal opinion in relation to newcleo Ltd (the “Company”) – Registration Statement on Form F-4

1.	INTRODUCTION

1.1
We are acting as legal advisers to the Company, a company incorporated in England and Wales with company registration number 13274878 on matters of English law in connection with the Registration Statement on Form F-4 (as amended, the “Registration Statement”) initially filed by the Company on 6 July 2026 with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for an offering of ordinary shares (the “Ordinary Shares”) of €0.01 each in the capital of the Company (the“Offering”).

2.	DISCLAIMER

2.1
This opinion is addressed to you solely for your own benefit in connection with the Registration Statement and may not be used or relied upon by you for any other purpose. This opinion is not to be used or relied upon by any other person without our prior written consent and we do not owe or accept any duty of care to any other person or for any other purpose.

2.2
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion may not be transmitted or disclosed to any other person or be quoted or referred to in any public document without our prior written consent save as exhibited as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not agree that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

CMS Cameron McKenna Nabarro Olswang LLP is a limited liability partnership registered in England and Wales with registration number OC310335. It is a body corporate which uses the word “partner” to refer to a member, or an employee or consultant with equivalent standing and qualifications. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales with SRA number 423370 and by the Law Society of Scotland with registered number 47313. A list of members and their professional qualifications is open to inspection at the registered office, Cannon Place, 78 Cannon Street, London EC4N 6AF. Members are either solicitors, registered foreign lawyers, patent attorneys or otherwise legally qualified. VAT registration number: 974 899 925. Further information about the firm can be found at cms.law

CMS Cameron McKenna Nabarro Olswang LLP is a member of CMS LTF Limited (CMS LTF), a company limited by guarantee incorporated in England & Wales (no. 15367752) whose registered office is at Cannon Place, 78 Cannon Street, London EC4N 6AF United Kingdom. CMS LTF coordinates the CMS organisation of independent law firms. CMS LTF provides no client services. Such services are solely provided by CMS LTF’s member firms in their respective jurisdictions. CMS LTF and each of its member firms are separate and legally distinct entities, and no such entity has any authority to bind any other. CMS LTF and each member firm are liable only for their own acts or omissions and not those of each other. The brand name “CMS” and the term “firm” are used to refer to some or all of the member firms or their offices. Further information can be found at cms.law

Notice: the firm does not accept service by e-mail of court proceedings, other processes or formal notices of any kind without specific prior written agreement.

2.3
This opinion is confined to, and given on the basis of, English law as applied by the English courts at 9.00 a.m. GMT on the date of this letter and we have made no investigation of the laws of any country or jurisdiction other than England. In particular, we express no opinion on the federal laws of the United States of America or the laws of the State of New York. To the extent that any such laws or the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

2.4
The opinions given in this letter are strictly limited to the matters stated in paragraph 5 (Opinion) and do not extend to and are not to be read as extending by implication to any other matters in connection with the Offering. We express no opinion as to matters of fact.

2.5	This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.6
This opinion is given by CMS Cameron McKenna Nabarro Olswang LLP, which assumes liability, and is responsible, for it on the terms of this letter. No individual owes or shall owe any duty of care to any person for this opinion. Except as otherwise stated in this opinion, this opinion may not be relied upon for any other purpose or by any other person.

2.7
In this opinion references to CMS Cameron McKenna Nabarro Olswang LLP, “we”, “our” or “us” are references to CMS Cameron McKenna Nabarro Olswang LLP, a limited liability partnership incorporated in England and Wales with registered number OC334031.

3.	DOCUMENTS EXAMINED

3.1	For the purpose of giving the opinion in this letter we have examined the following documents (the “Reviewed Documents”):

3.1.1	a copy of the Registration Statement filed with the SEC on 6 July 2026;

3.1.2	a copy of the business combination agreement dated 26 May 2026 referred to in the Registration Statement, entered into with NewHold Investment Corp III (the “Business Combination Agreement”);

3.1.3	a copy of the specimen form of subscription agreement referred to in the Registration Statement, entered into on 26 May 2026 with certain investors (the “PIPE Subscription Agreement”);

3.1.4	a certificate from the company secretary of the Company (the “Officer’s Certificate”) having attached to it, inter alia:

(a)	a copy of the certificate of incorporation of the Company, certified to be a true and correct copy;

(b)	a copy of the articles of association of the Company adopted on 18 March 2021 certified to be a true and correct copy (the “Articles”);

3.1.5	a copy of the draft proposed new articles of association of the Company, to be adopted in connection with the Offering, certified to be a true and correct copy (“New Articles”);

3.1.6
the results of our online search on 24 July 2026 at 09:00 am of the public records on file and available for inspection at Companies House with respect to the Company (the “Online Search”) and the results of a search made by our court clerks of the Central Registry of Winding-Up Petitions using the HM Courts & Tribunals public search on the CE File system on 24 July 2026 at 09:04 am with respect to the Company (the “Court Search”) (the Online Search and the Court Search being together the “Searches”).

We have relied upon the statements as to factual matters contained in or made pursuant to each of the above-mentioned documents and search results.

3.2	Except as mentioned above, we have not examined any documents or made any enquiries in connection with the giving of this opinion.

4.	ASSUMPTIONS

4.1	In considering the Reviewed Documents we have assumed:

4.1.1
the genuineness of all signatures on the Reviewed Documents and that any signature or execution pages on which any such signatures appear physically formed part of complete and final versions of those documents at the time of signing;

4.1.2
the accuracy and completeness at the date of this opinion of all facts stated in the Reviewed Documents and of all representations and warranties given by or in respect of any party to the Reviewed Documents (except insofar as they relate to matters of law on which we expressly opine in this opinion letter) and that the Reviewed Documents are not misleading or incorrect in any respect, do not contain or refer to any statement of opinion or intention that is not reasonable and do not fail to disclose any matters which would be relevant to the giving of this opinion;

4.1.3	that all original documents submitted to us or used to provide copies to us are authentic, accurate and complete and, where they are described as copies, conform to the original documents;

4.1.4	that, where a document has been examined by us in draft or specimen form, it will be or has been executed or adopted in the form of that draft or specimen;

4.1.5
that the Articles represent, and the New Articles, once adopted, will represent, the Company’s entire constitution for the purposes of section 257 of the Companies Act 2006 (the “Companies Act”) and that any restrictions or limitations contained in the Articles have been and will be duly observed and that the Company is carrying on business in accordance with the Articles;

4.1.6
that none of the Reviewed Documents has been amended, modified, terminated or superseded otherwise than by another Reviewed Document, the Business Combination Agreement and each PIPE Subscription Agreement have been performed in accordance with their terms and all conditions precedent to the Business Combination Agreement and each PIPE Subscription Agreement will be satisfied or waived and that none of the parties to the Business Combination Agreement and each PIPE Subscription Agreement is in breach of the such agreement and there are no unknown facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Reviewed Documents or which have not been disclosed to us that may affect the conclusions in this opinion;

4.1.7
that a general meeting of shareholders of the Company will be duly constituted, convened, held and conducted, prior to the allotment and issue of the Ordinary Shares, at which the shareholders will, in accordance with the Articles and the Companies Act, approve by the requisite majorities (a) the granting of authority to the directors  to allot shares of the Company, (b) the adoption by the Company of  the New Articles and (c) the disapplication of pre-emption rights (the “Shareholder Resolutions”) and the Shareholder Resolutions will remain in full force and effect without modification on each date of the allotment and issue of Ordinary Shares (each an “Allotment Date”);

4.1.8
that immediately prior to each Allotment Date, the directors of the Company did or will have sufficient authorities and powers conferred upon them under section 551 of the Companies Act and under section 570 or section 571 of the Companies Act to allot and issue such Ordinary Shares in each case in compliance with Part 17 of the Companies Act, and the directors of the Company did not and shall not allot or issue (or purport to allot or issue) Ordinary Shares in excess of such authorities and powers or in breach of any other limitation on their ability duly and properly to allot and issue any of the Ordinary Shares;

4.1.9	on each Allotment Date the Company will comply with all applicable laws to allot and issue the Ordinary Shares;

4.1.10	that the New Articles will be adopted without amendment or modification and will be in force prior to any Allotment Date;

4.1.11
that a meeting or meetings of the board of directors of the Company or a committee thereof will be duly convened, constituted and quorate and the appropriate resolutions providing for the issue of the Ordinary Shares will be validly passed conditional only on the Business Combination Agreement and PIPE Subscription Agreements becoming effective (the “Board Resolutions”, together with the Shareholder Resolutions, the “Corporate Approvals”) and, in each case, such resolutions will remain in full force and effect, not having been amended, revoked or superseded, at the relevant Allotment Dates;

4.1.12
that the name of the relevant allottees and the Ordinary Shares allotted were or will be duly entered in the register of members of the Company and all filings required to be filed with the Registrar of Companies or otherwise in connection therewith were or will be filed within, in each such case, the relevant time limits;

4.1.13	that where a document is required to be delivered, it has been duly delivered by the parties to them and is not subject to any escrow or similar arrangement;

4.1.14
that in entering into the Business Combination Agreement and each PIPE Subscription Agreement, the Company did so in good faith and for the purpose of carrying on its business and at the time that the Reviewed Documents were entered into:

(a)
there were reasonable grounds for the directors of the Company to believe that the Business Combination Agreement and each PIPE Subscription Agreement would materially benefit the Company and be likely to promote its success for the benefit of its members as a whole; and

(b)	the Company was not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and has not and will not become so unable to pay its debts;

4.1.15
that the Company has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company, that no application has been made to a court for an administration order in respect of the Company and no administration order has been made by any court in relation to the Company, that no appointment of an administrator of the Company has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of the Company, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues and that no procedure or step analogous to any of the above has been taken in relation to the Company in any jurisdiction other than England and Wales;

4.1.16	that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion;

4.1.17
that all parties to the Business Combination Agreement and the PIPE Subscription Agreements have the capacity and power to enter into those agreements under all applicable laws, that the Business Combination Agreement and the PIPE Subscription Agreements were duly authorised by and duly executed and delivered by or on behalf of each of the parties to those agreements under all applicable laws and that the obligations of all parties to those agreements under all applicable laws are legal, valid, binding and enforceable obligations;

4.1.18
the Business Combination Agreement and each PIPE Subscription Agreement constitutes legal, valid and binding obligations on each party to them under the choice of law made by the Company as the governing law thereunder (and of any non-contractual obligations arising out of or in connection with them) and the choice of jurisdiction made by the Company in the Business Combination Agreement and each PIPE Subscription Agreement are valid and binding choices that will be upheld, recognised and enforced by the courts of any jurisdiction and that the words and phrases used in the Business Combination Agreement and each PIPE Subscription Agreement have the same meaning and effect as they would have if they were governed by English law;

4.1.19	that any conditions to the authority to allot and issue the Ordinary Shares pursuant to the Corporate Approvals will be satisfied;

4.1.20	each of the statements contained in the Officer’s Certificate is true and correct as at the date of the Officer’s Certificate and as at the date hereof and will be as at each Allotment Date;

4.1.21
that none of the Ordinary Shares will be offered to the public in the United Kingdom, unless an approved prospectus has been made available to the public before the offer is made or a relevant exemption applies;

4.1.22
where the Ordinary Shares are received by a person in a jurisdiction other than England and Wales, receipt of the Ordinary Shares by such person will not be illegal or unenforceable under the laws of that jurisdiction;

4.1.23	that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express; and

4.1.24
that in the case of a document signed by any means, whether electronically or in wet-ink, where execution formalities require a signature to be witnessed and attested, it was witnessed and attested by an individual who was physically present to observe the application of the electronic signature or the wet-ink signature in the document and attest it by application of their electronic signature or wet-ink signature to the same document.

5.	OPINION

5.1
Based upon our examination of the Reviewed Documents and subject to paragraphs 2, 3 and 4 above, and subject to the reservations, qualifications and observations set out in paragraph 6 below and to any matters not disclosed to us, we are of the opinion that, subject to the passing of the Board Resolutions and the Shareholder Resolutions, the Ordinary Shares will have been duly and validly issued and non-assessable if and when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) they shall have been issued against receipt of the consideration pursuant to the operation of the terms of subscription or issue therefor and in each case in accordance with the New Articles; and (iii) valid entries in the books and registers of the Company shall have been made.

5.2
For the purposes of this opinion, the term “non-assessable” in relation to any Ordinary Shares, which has no recognised meaning in English law, means that, under the Companies Act, the New Articles and any resolution taken under the articles of association of the Company approving the issue of such Ordinary Shares, no holder of such Ordinary Shares is liable, by reason solely of being a holder of such Ordinary Shares, for additional payments or calls for further funds by the Company or any other person.

6.	QUALIFICATIONS

6.1	The opinions expressed in this opinion are subject to the following reservations, qualifications and observations.

Searches

6.2
The Searches reveal no record of the appointment of a liquidator, administrator or administrative receiver or the approval of any company voluntary arrangement, and no subsisting entries against the Company on the Central Registry of Winding-Up Petitions, but it should be noted that:

6.2.1
the Online Search is not conclusively capable of revealing whether or not a winding up order has been made or a resolution passed for the winding up of a company; or a liquidator, administrator or administrative receiver has been appointed; or a company voluntary arrangement has been approved, as notice of these facts might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public file of the Company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

6.2.2
the Court Search relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the inquiry was made.

This opinion is given on the basis that all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this letter and that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with it.

Yours faithfully

/s/ Paul Blackmore
CMS Cameron McKenna Nabarro Olswang LLP